U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM 3
                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1. Name and Address    2. Date of Event Re-     5. Relationship of
   of Reporting Person    quiring Statement        Reporting
                              3/2/1999             Person to Issuer

Lawrence T. Loeser     3. IRS or Social Secu         Director    10% Owner
                          Number of Reporting
c/o Harrington 	          Person (Voluntary)         Officer   X Other
    Financial Group                                 President/North
    722 Main                                        Carolina Region of
    Richmond IN 47374                               Harrington Bank, FSB,
                                                    the subsidiary of the
                                                    Issuer

                        4.Issuer Name           6. If Amendment,
                          and Ticker               Date of Original
                          Harrington Financial     (Month/Day/Year)
                          Group, Inc. (HFGI)









       Table 1 - Non-Derivative Securities Beneficially Owned

1. Title of Security      2.Amt of        3.Ownership   4.Nature of
                          Securities        Form         Indirect
                          Beneficially      D or I       Beneficial
                          Owned                          Ownership


                             Not applicable




       Table II - Derivative Securitites Acquired, Disposed of, or
                   Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


1.Title of  2.Date Exercis-  3.Title & Amt     4.Conversion  5.Owner-	6.Nature
Derivative    able & Expira-   Underlying        or Exercise   ship     of Indi-
Security      tion Date        Securities        Price of      Form     rect
             Date     Expira-                    Derivative    D or I   Owner-
             Exer-    tion                       Security               ship
             cisable  Date


                            Not Applicable







Explanation of Responses:









                            /S/Lawrence T. Loeser              3/11/1999

                            Signature of Reporting Person         Date